Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:
Tuesday, November 3, 2020	Greg Peterson
Vice President, Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS THIRD QUARTER RESULTS
Raises Full-Year Guidance

DULUTH, GA – November 3 – AGCO, Your Agriculture Company (NYSE: AGCO), a worldwide manufacturer and distributor of agricultural equipment and solutions, reported its results for the third quarter ended September 30, 2020. Net sales for the third quarter were approximately $2.5 billion, an increase of approximately 18.4% compared to the third quarter of 2019. Reported and adjusted net income was $2.09 per share for the third quarter of 2020. These results compare to reported net income of $0.10 per share, and adjusted net income, excluding a non-cash deferred income tax adjustment and restructuring expenses, of $0.82 per share for the third quarter of 2019. Excluding unfavorable currency translation impacts of approximately 1.6%, net sales in the third quarter of 2020 increased approximately 20.0% compared to the third quarter of 2019.
Net sales for the first nine months of 2020 were approximately $6.4 billion, a decrease of approximately 1.5% compared to the same period in 2019. Excluding unfavorable currency translation impacts of approximately 3.1%, net sales for the first nine months of 2020 increased approximately 1.6% compared to the same period in 2019. For the first nine months of 2020, reported net income was $3.86 per share, and adjusted net income, excluding a non-cash impairment charge and restructuring expenses was $4.06 per share. These results compare to reported net income of $2.77 per share, and adjusted net income, excluding a non-cash deferred income tax adjustment and restructuring expenses, of $3.50 per share for the first nine months of 2019.

Third Quarter Highlights
•Reported regional sales results(1): Europe/Middle East (“EME”) 22.7%, North America 8.6%, South America 14.4%, Asia/Pacific/Africa (“APA”) 25.2%
•Constant currency regional sales results(1)(2): EME 18.9%, North America 9.1%, South America 48.5%, APA 21.3%
•Regional operating margin performance: EME 13.3%, North America 10.0%, South America 6.1%, APA 10.1%
•Year-to-date free cash flow increased over $309 million from the first nine months of 2019
•Funding position improved with net debt below September 2019 levels
•Raised full-year outlook for net sales and net income per share
    (1)    Increase (decrease) as compared to third quarter 2019.
    (2)    Excludes currency translation impact. See reconciliation in appendix.
“AGCO’s third quarter results were highlighted by sales growth and margin expansion across all regions,” stated Martin Richenhagen, AGCO’s Chairman, President and Chief Executive Officer. Our focused operational performance allowed us to ramp up production and recover from supply chain interruptions experienced in the second quarter. During the third quarter, we made significant progress towards fulfilling our strong order board while reducing dealer and company inventory levels. We have strong order boards heading into the fourth quarter, however, we still face a demanding environment to manage our manufacturing, supply chain and aftermarket operations. I would like to thank all our employees again for their extraordinary efforts to support our dealers and customers under these challenging conditions. AGCO is also maintaining its planned funding levels supporting premium technology, smart farming solutions and enhanced digital capabilities in 2020. These investments are delivering new features and functionality across our product portfolio which positions us to improve our global market position and profitably grow our business.”

Market Update
Industry Unit Retail Sales

	Tractors	Combines
Nine Months Ended September 30, 2020	Change from Prior Year Period	Change from Prior Year Period
North America(1)	7%	1%
South America	9%	17%
Western Europe(2)	(5)%	(4)%
(1) Excludes compact tractors.
(2) Based on Company estimates.
“Harvests are progressing ahead of schedule in the northern hemisphere and global crop production is on track for a record year despite the ongoing COVID-19 pandemic,” continued Mr. Richenhagen. “Global grain consumption is recovering, consistent with improving economic activities and increased grain exports to China. Following reduced forecasts for ending grain inventories, soft commodity prices have risen in the third quarter, which is positive for farm economics.”

“Global industry demand for farm equipment is now expected to be relatively flat in 2020 versus 2019 with improved demand in North and South America offsetting lower demand in Europe,” continued Mr. Richenhagen. “Industry retail tractor sales in North America increased in the first nine months of 2020 compared to the same period in 2019. Growth in the sales of low horsepower tractors was partially offset by weaker industry demand for high horsepower tractors. The fleet age for large equipment remains extended as replacement demand continues to be deferred in the North American market. Industry retail sales in Western Europe decreased in the first nine months of 2020 due primarily to COVID-19 related production constraints. Market demand was weakest in the United Kingdom, France and Spain, and was partially offset by growth in Germany which has benefited from tax incentives during 2020. The negative impact of lower wheat harvests across most of Western Europe was mostly offset by stronger grain export demand and supportive wheat prices. European dairy and livestock fundamentals have stabilized after weakening earlier in the year. South America industry retail tractor sales increased during the first nine months of 2020, with growth in Brazil and Argentina partially offset by weaker demand in the smaller South America markets. Strong crop production in Brazil and Argentina, as well as favorable exchange rates are supporting positive economics. Farmers are replacing their aged fleet following years of soft demand due to economic weakness and challenging political environments.”

Regional Results
AGCO Regional Net Sales (in millions)

Three Months Ended September 30,	2020	2019	% change from 2019	% change from 2019 due to currency translation(1)	% change excluding currency translation
North America	$582.2	$536.2	8.6%	(0.5)%	9.1%
South America	273.9	239.4	14.4%	(34.0)%	48.5%
Europe/Middle East	1,405.9	1,145.7	22.7%	3.8%	18.9%
Asia/Pacific/Africa	235.5	188.1	25.2%	3.9%	21.3%
Total	$2,497.5	$2,109.4	18.4%	(1.6)%	20.0%

Nine Months Ended September 30,	2020	2019	% change from 2019	% change from 2019 due to currency translation(1)	% change excluding currency translation
North America	$1,689.9	$1,651.3	2.3%	(0.7)%	3.1%
South America	606.3	581.3	4.3%	(26.1)%	30.4%
Europe/Middle East	3,644.2	3,813.5	(4.4)%	(0.8)%	(3.6)%
Asia/Pacific/Africa	492.2	481.7	2.2%	(1.1)%	3.2%
Total	$6,432.6	$6,527.8	(1.5)%	(3.1)%	1.6%
(1) See appendix for additional disclosures.
North America
AGCO’s North American net sales increased 3.1% in the first nine months of 2020 compared to the same period of 2019, excluding the negative impact of currency translation. Increased sales of high horsepower tractors, hay equipment and Precision Planting products were partially offset by lower grain and protein product as well as sprayer sales. Income from operations for the first nine months of 2020 improved approximately $69.4 million compared to the same period in 2019. Higher sales, the benefit of a richer mix of products, as well as cost control initiatives contributed most of the increase.

South America
Net sales in the South American region increased 30.4% in the first nine months of 2020 compared to the first nine months of 2019, excluding the impact of unfavorable currency translation. Increased sales in Brazil and Argentina were partially offset by lower sales in other South American markets. Income from operations in the first nine months of 2020 was improved compared to the same period in 2019 by approximately $34.6 million. The improved South America results reflect the benefit of higher sales and production, a richer sales mix, as well as cost reduction initiatives, partially offset by negative currency impacts.

Europe/Middle East
AGCO’s Europe/Middle East net sales decreased 3.6% in the first nine months of 2020 compared to the same period in 2019, excluding unfavorable currency translation impacts. Sales declines were driven primarily by lower production caused by the impacts from the COVID-19 crisis. All of AGCO’s major European production facilities were suspended due to supply availability from late March throughout most of April. Production and sales volumes increased substantially in the third quarter which offset a portion of the low second quarter output. Despite improved results in the third quarter, income from operations declined approximately $77.7 million in the first nine months of 2020, compared to the same period in 2019, due to lower net sales and production volumes, partially offset by expense reductions.

Asia/Pacific/Africa
Asia/Pacific/Africa net sales increased 3.2%, excluding the negative impact of currency translation, in the first nine months of 2020 compared to the same period in 2019. Higher sales in Australia and China were partially offset by declines in Africa and Southeast Asia. Income from operations improved by approximately $14.6 million in the first nine months of 2020, compared to the same period in 2019, due to higher sales and a richer product mix in addition to reduced expenses.
Funding Update
AGCO’s available funding as of September 30, 2020, including the $542.4 million term loan facility added during the second quarter, was approximately $1.6 billion consisting of cash of approximately $503.3 million and available borrowing capacity of approximately $1.1 million. The Company’s funding position improved during the third quarter with net debt approximately $323.3 million below September 2019.
Outlook
The health, safety and well-being of all AGCO employees, dealers and farmer customers continues to be AGCO’s top priority during the COVID-19 pandemic. The following outlook does not contemplate any further sales or production disruptions caused by the pandemic.

Net sales in 2020 are expected to be approximately $8.9 billion reflecting relatively flat end-market demand, the unfavorable impact of currency translation, offset by the benefit of positive pricing. Adjusted operating margins are expected to be improved from 2019 levels due to positive pricing and expense reductions. Based on these assumptions, 2020 adjusted net income per share, excluding the impact of restructuring expenses and the non-cash goodwill impairment charge, is targeted at approximately $5.00.

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AGCO will host a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, November 3, 2020. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com in the “Events” section on the “Company/Investors” page of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.
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Safe Harbor Statement
Statements that are not historical facts, including the projections of earnings per share, sales, industry demand, market conditions, commodity prices, currency translation, farm income levels, margin levels, investments in product and technology development, new product introductions, restructuring and other cost reduction initiatives, production volumes, tax rates and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.
•The Company is uncertain of the impact of the coronavirus (“COVID-19”) pandemic due to increased volatility in global economic and political environments, market demand for its products, supply chain disruptions, workforce availability, exchange rate and commodity price volatility and availability of financing, and their impact to the Company’s net sales, production volumes, costs and overall financial condition and liquidity. The Company may be required to record significant impairment charges in the future with respect to certain noncurrent assets such as goodwill and other intangible assets and equity method investments, whose fair values may be negatively affected by the COVID-19 pandemic. The Company also may be required to write-down obsolete inventory due to decreased customer demand and sales orders. Additionally, the Company is closely monitoring the collection of accounts receivable, as well as the operating results of it finance joint ventures around the world. If economic conditions around the world continue to deteriorate, the Company may not be able to sufficiently collect accounts receivable, and the operating results of its finance joint ventures may be negatively impacted, thus negatively impacting the Company’s results of operations and financial condition. The Company is also closely assessing its compliance with debt covenants, the recognition of any future applicable insurance recoveries, cash flow hedging forecasts as compared to actual transactions, the fair value of pension assets, accounting for incentive and stock compensation accruals, revenue recognition and discount reserve setting and the realization of deferred tax assets in light of the COVID-19 pandemic.
•Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, adverse weather, tariffs, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.
•A majority of our sales and manufacturing take place outside the United States, and, many of our sales involve products that are manufactured in one country and sold in a different country, and as a result, we are exposed to risks related to foreign laws, taxes and tariffs, trade restrictions, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations. Among these risks are the uncertain consequences of Brexit, Russian sanctions and tariffs imposed on exports to and imports from China.
•Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance over 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, can be expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.
•Both AGCO and our finance joint ventures have substantial accounts receivable from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.
•We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.
•Our success depends on the introduction of new products, particularly engines that comply with emission requirements, which requires substantial expenditures.
•Our production levels and capacity constraints at our facilities, including those resulting from plant expansions and systems upgrades at our manufacturing facilities, could adversely affect our results.
•Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.
•Our business increasingly is subject to regulations relating to privacy and data protection, and if we violate any of those regulations or otherwise are the victim of a cyber attack, we could incur significant losses and liability.
•We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. The recent outbreak of the coronavirus has impacted the availability of components and parts, particularly in Europe, which, in turn, has forced us to suspend some manufacturing operations from time-to-time. Further disruptions in our supply chain will impact our manufacturing capacity and, ultimately, sales.
•We are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.
•We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.
•We have a substantial amount of indebtedness, and, as a result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.
Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2019. AGCO disclaims any obligation to update any forward-looking statements except as required by law.
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About AGCO
AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural solutions and delivers high-tech solutions for farmers feeding the world through its full line of equipment and related services. AGCO products are sold through five core brands, Challenger®, Fendt®, GSI®, Massey Ferguson® and Valtra®, supported by Fuse® smart farming solutions. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of $9.0 billion in 2019. For more information, visit http://www.agcocorp.com. For company news, information and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.
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Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	September 30, 2020	December 31, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$511.0	$432.8
Accounts and notes receivable, net	990.1	800.5
Inventories, net	2,057.1	2,078.7
Other current assets	386.5	417.1
Total current assets	3,944.7	3,729.1
Property, plant and equipment, net	1,413.7	1,416.3
Right-of-use lease assets	178.9	187.3
Investment in affiliates	411.3	380.2
Deferred tax assets	69.7	93.8
Other assets	186.5	153.0
Intangible assets, net	462.2	501.7
Goodwill	1,273.3	1,298.3
Total assets	$7,940.3	$7,759.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$86.2	$2.9
Short-term borrowings	47.7	150.5
Accounts payable	819.9	914.8
Accrued expenses	1,691.9	1,654.2
Other current liabilities	211.8	162.1
Total current liabilities	2,857.5	2,884.5
Long-term debt, less current portion and debt issuance costs	1,429.3	1,191.8
Operating lease liabilities	139.1	148.6
Pension and postretirement health care benefits	224.6	232.1
Deferred tax liabilities	106.6	107.0
Other noncurrent liabilities	333.3	288.7
Total liabilities	5,090.4	4,852.7

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.8	0.8
Additional paid-in capital	24.2	4.7
Retained earnings	4,635.7	4,443.5
Accumulated other comprehensive loss	(1,851.0)	(1,595.2)
Total AGCO Corporation stockholders’ equity	2,809.7	2,853.8
Noncontrolling interests	40.2	53.2
Total stockholders’ equity	2,849.9	2,907.0
Total liabilities and stockholders’ equity	$7,940.3	$7,759.7
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended September 30,
	2020	2019
Net sales	$2,497.5	$2,109.4
Cost of goods sold	1,918.8	1,659.2
Gross profit	578.7	450.2
Selling, general and administrative expenses	251.3	245.0
Engineering expenses	82.0	82.3
Amortization of intangibles	14.8	14.9
Bad debt expense	5.8	0.8
Restructuring expenses	0.8	1.3
Income from operations	224.0	105.9
Interest expense, net	3.6	6.4
Other expense, net	15.3	20.8
Income before income taxes and equity in net earnings of affiliates	205.1	78.7
Income tax provision	57.2	83.2
Income (loss) before equity in net earnings of affiliates	147.9	(4.5)
Equity in net earnings of affiliates	10.2	10.8
Net income	158.1	6.3
Net (income) loss attributable to noncontrolling interests	(0.8)	1.3
Net income attributable to AGCO Corporation and subsidiaries	$157.3	$7.6
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$2.10	$0.10
Diluted	$2.09	$0.10
Cash dividends declared and paid per common share	$0.16	$0.16
Weighted average number of common and common equivalent shares outstanding:
Basic	74.9	76.1
Diluted	75.4	76.7
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Nine Months Ended September 30,
	2020	2019
Net sales	$6,432.6	$6,527.8
Cost of goods sold	4,970.7	5,057.0
Gross profit	1,461.9	1,470.8
Selling, general and administrative expenses	718.4	767.9
Engineering expenses	242.7	254.3
Amortization of intangibles	44.7	45.6
Goodwill impairment charge	20.0	—
Bad debt expense	9.0	2.1
Restructuring expenses	5.4	3.0
Income from operations	421.7	397.9
Interest expense, net	13.1	15.9
Other expense, net	37.8	47.0
Income before income taxes and equity in net earnings of affiliates	370.8	335.0
Income tax provision	117.9	155.8
Income before equity in net earnings of affiliates	252.9	179.2
Equity in net earnings of affiliates	31.5	33.2
Net income	284.4	212.4
Net loss attributable to noncontrolling interests	7.3	1.1
Net income attributable to AGCO Corporation and subsidiaries	$291.7	$213.5
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$3.89	$2.79
Diluted	$3.86	$2.77
Cash dividends declared and paid per common share	$0.48	$0.47
Weighted average number of common and common equivalent shares outstanding:
Basic	75.0	76.4
Diluted	75.5	77.1
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net income	$284.4	$212.4
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	154.9	159.2
Amortization of intangibles	44.7	45.6
Stock compensation expense	26.8	32.9
Goodwill impairment charge	20.0	—
Equity in net earnings of affiliates, net of cash received	(30.9)	(26.3)
Deferred income tax provision	2.4	43.1
Other	19.2	1.9
Changes in operating assets and liabilities:
Accounts and notes receivable, net	(264.7)	(85.1)
Inventories, net	(53.4)	(503.4)
Other current and noncurrent assets	(39.5)	(47.0)
Accounts payable	(55.6)	(4.1)
Accrued expenses	22.9	23.7
Other current and noncurrent liabilities	92.9	66.9
Total adjustments	(60.3)	(292.6)
Net cash provided by (used in) operating activities	224.1	(80.2)
Cash flows from investing activities:
Purchases of property, plant and equipment	(183.1)	(188.1)
Proceeds from sale of property, plant and equipment	0.9	0.9
Investment in unconsolidated affiliates	(4.7)	—
Purchase of businesses, net of cash acquired	(2.8)	—
Net cash used in investing activities	(189.7)	(187.2)
Cash flows from financing activities:
Proceeds from indebtedness, net	167.9	397.8
Purchases and retirement of common stock	(55.0)	(100.0)
Payment of dividends to stockholders	(36.0)	(35.9)
Payment of minimum tax withholdings on stock compensation	(16.2)	(27.5)
Payment of debt issuance costs	(1.4)	(0.5)
Investment by noncontrolling interests	0.2	1.2
Net cash provided by financing activities	59.5	235.1
Effects of exchange rate changes on cash, cash equivalents and restricted cash	(15.7)	(11.8)
Increase (decrease) in cash, cash equivalents and restricted cash	78.2	(44.1)
Cash, cash equivalents and restricted cash, beginning of period	432.8	326.1
Cash, cash equivalents and restricted cash, end of period	$511.0	$282.0
See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts, per share data and employees)

1.    STOCK COMPENSATION EXPENSE
The Company recorded stock compensation expense as follows (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Cost of goods sold	$0.5	$0.3	$0.9	$1.3
Selling, general and administrative expenses	13.7	7.8	26.3	32.0
Total stock compensation expense	$14.2	$8.1	$27.2	$33.3

2.    GOODWILL IMPAIRMENT CHARGE
Goodwill is tested for impairment on an annual basis and more often if indications of impairment exist. The Company conducts its annual impairment analyses as of October 1 each fiscal year. The COVID-19 pandemic has adversely impacted the global economy as a whole. Based on current macroeconomic conditions, the Company assessed its goodwill and other intangible assets for indications of impairment as of March 31, 2020, June 30, 2020 and September 30, 2020. As of June 30, 2020, the Company concluded there were indicators of impairment during the three months ended June 30, 2020 related to one of its smaller reporting units, which is a 50%-owned tillage and seeding joint venture. The Company consolidates the reporting unit as it was determined to be the primary beneficiary of the joint venture. Deteriorating market conditions for the products the joint venture sells were negatively impacted by the COVID-19 pandemic in the second quarter, greater than initially expected. As a result, updated strategic reviews with revised forecasts indicated an impairment of the entire goodwill balance of this reporting unit was necessary as of June 30, 2020. During the three months ended June 30, 2020, an impairment charge of approximately $20.0 million was recorded as “Goodwill impairment charge” within the Company’s Condensed Consolidated Statements of Operations, with an offsetting benefit of approximately $10.0 million included within “Net loss attributable to noncontrolling interests.”

3.     RESTRUCTURING EXPENSES
From 2014 through 2020, the Company announced and initiated several actions to rationalize employee headcount at various manufacturing facilities and administrative offices located in Europe, South America, Africa, China and the United States to reduce costs in response to softening global market demand and lower production volumes. The aggregate headcount reduction was approximately 4,160 employees between 2014 and 2019. The Company had approximately $4.8 million of severance and related costs accrued as of December 31, 2019. During the three and nine months ended September 30, 2020, the Company recorded an additional $0.8 million and $5.4 million, respectively, of severance and related costs associated with further rationalizations in connection with the termination of approximately 320 employees, and paid approximately $3.8 million of severance and associated costs. The $5.4 million of costs incurred during the nine months ended September 30, 2020 included a $1.6 million write-down of property, plant and equipment. The remaining $4.6 million of accrued severance and other related costs as of September 30, 2020, inclusive of approximately $0.2 million of negative foreign currency translation impacts, are expected to be paid primarily during 2020.

4.    INDEBTEDNESS
Long-term debt at September 30, 2020 and December 31, 2019 consisted of the following (in millions):

	September 30, 2020	December 31, 2019
Senior term loan due 2022	$175.4	$168.1
Credit facility, expires 2023	271.2	—
1.002% Senior term loan due 2025	292.4	280.2
Senior term loans due between 2021 and 2028	768.4	736.2
Other long-term debt	10.9	12.5
Debt issuance costs	(2.8)	(2.3)
	1,515.5	1,194.7
Less:
Senior term loans due 2021	(84.2)	—
Current portion of other long-term debt	(2.0)	(2.9)
Total long-term indebtedness, less current portion	$1,429.3	$1,191.8
As of September 30, 2020 and December 31, 2019, the Company had short-term borrowings due within one year of approximately $47.7 million and $150.5 million, respectively.
On April 9, 2020, the Company entered into an amendment to its $800.0 million multi-currency revolving credit facility to include incremental term loans (“2020 term loans”) that allow the Company to borrow an aggregate principal amount of €235.0 million and $267.5 million, respectively (or an aggregate of approximately $542.4 million as of September 30, 2020). Amounts can be drawn incrementally at any time prior to maturity, but must be drawn down proportionately. Amounts drawn must be in a minimum principal amount of $100.0 million and integral multiples of $50.0 million in excess thereof. Once amounts have been repaid, those amounts are not permitted to be re-drawn. The maturity date of the 2020 term loans is April 8, 2022. On April 15, 2020, the Company borrowed €117.5 million and $133.8 million, respectively, (or an aggregate of approximately $271.2 million as of September 30, 2020) of 2020 term loans. The Company simultaneously repaid €100.0 million (or approximately $108.7 million) of its revolving credit facility from the borrowings received. There were no other borrowings on the 2020 term loans subsequent to the initial borrowings in April 2020.

5.    INVENTORIES
Inventories at September 30, 2020 and December 31, 2019 were as follows (in millions):

	September 30, 2020	December 31, 2019
Finished goods	$734.4	$780.1
Repair and replacement parts	623.7	611.5
Work in process	222.4	213.4
Raw materials	476.6	473.7
Inventories, net	$2,057.1	$2,078.7

6.    ACCOUNTS RECEIVABLE SALES AGREEMENTS
The Company has accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America, Europe and Brazil to its U.S., Canadian, European and Brazilian finance joint ventures. As of September 30, 2020 and December 31, 2019, the cash received from receivables sold under the U.S., Canadian, European and Brazilian accounts receivable sales agreements was approximately $1.5 billion and $1.6 billion, respectively.
Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $6.1 million and $18.5 million, respectively, during the three and nine months ended September 30, 2020. Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $10.6 million and $30.3 million, respectively, during the three and nine months ended September 30, 2019.
The Company’s finance joint ventures in Europe, Brazil and Australia also provide wholesale financing directly to the Company’s dealers. As of September 30, 2020 and December 31, 2019, these finance joint ventures had approximately $67.5 million and $104.3 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.

7.    NET INCOME PER SHARE
A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share for the three and nine months ended September 30, 2020 and 2019 is as follows (in millions, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$157.3	$7.6	$291.7	$213.5
Weighted average number of common shares outstanding	74.9	76.1	75.0	76.4
Basic net income per share attributable to AGCO Corporation and subsidiaries	$2.10	$0.10	$3.89	$2.79
Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$157.3	$7.6	$291.7	$213.5
Weighted average number of common shares outstanding	74.9	76.1	75.0	76.4
Dilutive stock-settled appreciation rights, performance share awards and restricted stock units	0.5	0.6	0.5	0.7
Weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net income per share	75.4	76.7	75.5	77.1
Diluted net income per share attributable to AGCO Corporation and subsidiaries	$2.09	$0.10	$3.86	$2.77

8.    SEGMENT REPORTING
The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are generally charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three and nine months ended September 30, 2020 and 2019 are as follows (in millions):

Three Months Ended September 30,	North America	South America	Europe/Middle East	Asia/Pacific/Africa	Consolidated
2020
Net sales	$582.2	$273.9	$1,405.9	$235.5	$2,497.5
Income from operations	58.3	16.7	187.5	23.8	286.3

2019
Net sales	$536.2	$239.4	$1,145.7	$188.1	$2,109.4
Income (loss) from operations	32.5	(5.6)	122.0	11.5	160.4

Nine Months Ended September 30,	North America	South America	Europe/Middle East	Asia/Pacific/Africa	Consolidated
2020
Net sales	$1,689.9	$606.3	$3,644.2	$492.2	$6,432.6
Income from operations	183.9	13.4	380.8	36.5	614.6

2019
Net sales	$1,651.3	$581.3	$3,813.5	$481.7	$6,527.8
Income (loss) from operations	114.5	(21.2)	458.5	21.9	573.7

A reconciliation from the segment information to the consolidated balances for income from operations is set forth below (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Segment income from operations	$286.3	$160.4	$614.6	$573.7
Corporate expenses	(33.0)	(30.5)	(96.5)	(95.2)
Amortization of intangibles	(14.8)	(14.9)	(44.7)	(45.6)
Stock compensation expense	(13.7)	(7.8)	(26.3)	(32.0)
Impairment charge	—	—	(20.0)	—
Restructuring expenses	(0.8)	(1.3)	(5.4)	(3.0)
Consolidated income from operations	$224.0	$105.9	$421.7	$397.9

RECONCILIATION OF NON-GAAP MEASURES
This earnings release discloses adjusted income from operations, adjusted net income, adjusted net income per share, adjusted targeted net income per share, free cash flow, available funding, net debt and net sales on a constant currency basis, each of which exclude amounts that are typically included in the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.
The following is a reconciliation of reported income from operations, net income and net income per share to adjusted income from operations, adjusted net income and adjusted net income per share for the three and nine months ended September 30, 2020 and 2019 (in millions, except per share data):

	Three Months Ended September 30,
	2020			2019
	Income From Operations	Net Income(2)	Net Income Per Share(1)(2)	Income From Operations	Net Income(2)	Net Income Per Share(2)
As reported	$224.0	$157.3	$2.09	$105.9	$7.6	$0.10
Restructuring expenses(3)	0.8	0.7	0.01	1.3	1.3	0.02
Deferred income tax adjustment(4)	—	—	—	—	53.7	0.70
As adjusted	$224.8	$158.0	$2.09	$107.2	$62.6	$0.82
(1)    Rounding may impact summation of amounts.
(2)    Net income and net income per share amounts are after tax.
(3)    The restructuring expenses recorded during the three months ended September 30, 2020 and 2019 related primarily to severance and other related costs associated with the Company’s rationalization of certain U.S., European and South American manufacturing operations and various administrative offices.
(4)    During the three months ended September 30, 2019, the Company recorded a non-cash adjustment to establish a valuation allowance against its Brazilian net deferred income tax assets.

	Nine Months Ended September 30,
	2020			2019
	Income From Operations(1)	Net Income(1)(2)	Net Income Per Share(2)	Income From Operations	Net Income(2)	Net Income Per Share(2)
As reported	$421.7	$291.7	$3.86	$397.9	$213.5	$2.77
Goodwill impairment charge(3)	20.0	10.0	0.13	—	—	—
Restructuring expenses(4)	5.4	5.1	0.07	3.0	2.5	0.03
Deferred income tax adjustment(5)	—	—	—	—	53.7	0.70
As adjusted	$447.2	$306.9	$4.06	$400.9	$269.7	$3.50
(1)    Rounding may impact summation of amounts.
(2)    Net income and net income per share amounts are after tax.
(3)    During the nine months ended September 30, 2020, the Company recorded a goodwill impairment charge of approximately $20.0 million related to a joint venture in which it owns a 50% interest. See Note 2 for further information.
(4)    The restructuring expenses recorded during the nine months ended September 30, 2020 and 2019 related primarily to severance and other related costs associated with the Company’s rationalization of certain U.S., European and South American manufacturing operations and various administrative offices.
(5)    During the three months ended September 30, 2019, the Company recorded a non-cash adjustment to establish a valuation allowance against its Brazilian net deferred income tax assets.

The following is a reconciliation of targeted net income per share to adjusted targeted net income per share for the year ended December 31, 2020:

Net Income Per Share(1)
As targeted	$4.80
Goodwill impairment charge	0.13
Restructuring expenses	0.07
As adjusted targeted(2)	$5.00
(1)    Net income per share amount is after tax.
(2)    The above reconciliation reflects adjustments to full year 2020 targeted net income per share based upon restructuring expenses and the other adjustments incurred during the nine months ended September 30, 2020. Full year restructuring expenses could differ based on future restructuring activity.

The following is a reconciliation of net cash provided by (used in) operating activities to free cash flow for the nine months ended September 30, 2020 and 2019 (in millions):

	September 30, 2020	September 30, 2019
Net cash provided by (used in) operating activities	$224.1	$(80.2)
Less: capital expenditures	(183.1)	(188.1)
Free cash flow	$41.0	$(268.3)

The following is a reconciliation of available funding as of September 30, 2020 (in millions):

September 30, 2020
Credit facility, total borrowing capacity	$1,342.4
Less: Credit facility and term loan borrowings	(271.2)
Credit facility, available borrowing capacity	$1,071.2

Cash and cash equivalents	$511.0
Less: Restricted cash	(7.7)
Available cash and cash equivalents	$503.3
Available funding	$1,574.5

The following is a reconciliation of net debt as of September 30, 2020 and 2019 (in millions):

	September 30, 2020	September 30, 2019
Long-term indebtedness	$1,515.5	$1,550.8
Short-term borrowings	47.7	229.7
Less: Amounts related to the sale of receivables	(2.5)	(117.8)
Short-term indebtedness	$45.2	$111.9
Total indebtedness	$1,560.7	$1,662.7

Cash and cash equivalents	$511.0	$282.0
Less: Restricted cash	(7.7)	—
Available cash and cash equivalents	$503.3	$282.0
Net debt	$1,057.4	$1,380.7

The following table sets forth, for the three and nine months ended September 30, 2020 and 2019, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended September 30,			Change due to currency translation
	2020	2019	% change from 2019	$	%
North America	$582.2	$536.2	8.6%	$(2.6)	(0.5)%
South America	273.9	239.4	14.4%	(81.5)	(34.0)%
Europe/Middle East	1,405.9	1,145.7	22.7%	43.5	3.8%
Asia/Pacific/Africa	235.5	188.1	25.2%	7.4	3.9%
	$2,497.5	$2,109.4	18.4%	$(33.2)	(1.6)%

	Nine Months Ended September 30,			Change due to currency translation
	2020	2019	% change from 2019	$	%
North America	$1,689.9	$1,651.3	2.3%	$(11.9)	(0.7)%
South America	606.3	581.3	4.3%	(152.0)	(26.1)%
Europe/Middle East	3,644.2	3,813.5	(4.4)%	(31.5)	(0.8)%
Asia/Pacific/Africa	492.2	481.7	2.2%	(5.1)	(1.1)%
	$6,432.6	$6,527.8	(1.5)%	$(200.5)	(3.1)%